File No. 333-107909

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

POST EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

51-0303670

(I.R.S. employer identification no.)

365 West Passaic Street, Rochelle Park, New Jersey 07662

(Address of principal executive offices)

(Zip code)

United Retail Group Supplemental Retirement Savings Plan

(Full title of the plan)

George R. Remeta

United Retail Group, Inc.

365 West Passaic Street

Rochelle Park, New Jersey 07662

(Name and address of agent for service)

(201) 909-2110

(Telephone number, including area code, of agent for service)

DEREGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-107909) of United Retail Group, Inc. (“URGI”), pertaining to shares of its common stock, par value $0.001 per share (“Shares”), issuable to eligible employees of the Issuer under the United Retail Group Supplemental Retirement Savings Plan (the “Plan”).

At midnight at the end of November 3, 2007 (the “Effective Time”), Boulevard Merger Sub, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of Redcats USA, Inc. (“Redcats”), merged with and into the Issuer pursuant to the Agreement and Plan of Merger dated as of September 10, 2007, by and among Redcats, Merger Sub and the Issuer (the “Merger”), with the Issuer surviving as an indirect wholly owned subsidiary of Redcats.

As a result of the Merger, the Issuer terminated all offerings of its Shares. No further securities will be offered, sold, or awarded under the Plan after the Effective Time. In accordance with an undertaking made by the Issuer to remove from registration, by means of a post-effective amendment, any Shares which remained unsold at the termination of the offering, the Issuer hereby removes from registration all Shares which remained unsold as of the Effective Time.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Rochelle Park, State of New Jersey, on the 18th day of December, 2007.

UNITED RETAIL GROUP, INC. (Registrant)

By: /s/RAPHAEL BENAROYA Raphael Benaroya Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on the 18th day of December, 2007.

Signature	Title
/s/RAPHAEL BENAROYA Raphael Benaroya	Chief Executive Officer (principal executive officer) and Director

/s/JOHN J. O’CONNELL III John J. O’Connell III	Chief Financial Officer (principal financial officer) and Chief Accounting Officer (principal accounting officer)

/s/ERIC FAINTRENY Eric Faintreny	Director

/s/OLIVIER MARZLOFF Olivier Marzloff	Director